Exhibit 8.1
LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2020:

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Arcos del Gourmet S.A.	Argentina	90.00%
Fibesa S.A.	Argentina	100.00%
Emprendimiento Recoleta S.A.	Argentina	53.68%
Shopping Neuquén S.A.	Argentina	99.95%
Panamerican Mall S.A.	Argentina	80.00%
Torodur S.A.	Uruguay	100.00%
Entertainment Holdings S.A.	Argentina	70.00%
Entretenimiento Universal S.A.	Argentina	98.75%
Centro de Entretenimientos La Plata S.A	Argentina	100.00%
Pareto S.A	Argentina	69.96%